Exhibit 23i

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Nos. 333-139733 and 333-156067 of BNC Bancorp on Form S-8 of our report dated March 16, 2009, related to the consolidated financial statements of BNC Bancorp and subsidiary at December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and internal controls for the year ended December 31, 2008, which report appears in this Annual Report on Form 10-K of BNC Bancorp.

/s/ Cherry, Bekaert & Holland, L.L.P.

Raleigh, North Carolina
March 16, 2009